Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average® and the S&P 500® Index due January 2, 2026

Term Sheet dated June 10, 2024 to Preliminary Pricing Supplement dated June 10, 2024 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Dow Jones Industrial Average® (the “INDU Index”) and S&P 500® Index (the “SPX Index”) (each, an “Index”)
Pricing Date	June 28, 2024
Issue Date	July 3, 2024
Calculation Day	December 29, 2025
Stated Maturity Date	January 2, 2026
Principal Amount	$1,000 per security
Maturity Payment Amount (per security)

The maturity payment amount will equal:

• If the ending level of the lowest performing Index is greater than its starting level, $1,000 plus the lesser of:

(i)       $1,000 × index return of the lowest performing Index × upside participation rate; and

(ii)       the maximum upside return;

• If the ending level of the lowest performing Index is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000 + ($1,000 × absolute value return of the lowest performing Index)

• If the ending level of the lowest performing Index is less than its threshold level:

$1,000 + [$1,000 × (index return of the lowest performing Index + buffer amount)]

Lowest Performing Index	The Index with the lowest index return
Starting Level	For each Index, its closing level on the pricing date
Ending Level	For each Index, its closing level on the calculation day
Maximum Upside Return	At least 12.00% of the principal amount (at least $120.00 per security), to be determined on the pricing date
Threshold Level	For each Index, 85% of its starting level
Buffer Amount	15%
Upside Participation Rate	100%
Index Return	For each Index, (ending level – starting level) / starting level
Absolute Value Return	For each Index, the absolute value of its index return
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745U6W5 / US06745U6W58
Agent Discount	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile*

* assumes a maximum upside return equal to the lowest possible maximum upside return that may be determined on the pricing date

If the ending level of the lowest performing Index is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing Index from its starting level in excess of 15% and will lose up to 15% of the principal amount of your securities at maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $949.80 and $969.80 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010324008097/dp212616_424b2-6117wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the securities composing the Indices. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose Up To 85% Of The Principal Amount Of Your Securities At Maturity.

•	Your Potential For A Positive Return From Depreciation Of The Lowest Performing Index Is Limited.

•	Your Return Will Be Limited To The Maximum Upside Return If The Lowest Performing Index Appreciates And May Be Lower Than The Return On A Direct Investment In The Securities Composing The Indices.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Either Index Performs Poorly, Even If The Other Index Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Index.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.

•	Any Payment On The Securities Will Be Determined Based On The Closing Levels Of The Indices On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning The Securities Composing Either Or Both Of The Indices.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Indices.

•	We And Our Affiliates Have No Affiliation With Either Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Indices Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.